EXHIBIT 16.2

                           SCHEDULE FOR COMPUTATION OF
                          PERFORMANCE QUOTATIONS OF THE
                           BUILDERS PROLOAN FUND, INC.

                              TOTAL RETURN FORMULA


                         n
                   P(1+T)   = ERV


Where:            P        =        a hypothetical initial payment of $1,000

                  T        =        average annual total return

                  n        =        number of years

                  ERV      =        ending  redeemable  value of a  hypothetical
                                    $1,000 payment made at the beginning of the 1-, 5- or 10-year periods at the end of the 1-, 5- or 10-year periods (or fractional portion thereof)

For the period  October 31, 1997  (commencement  of  operations) to December 31,
1997:
                            0.17
                 $1,000(1+T)     = $1,016 or total rate of 1.58%